As filed with the Securities and Exchange Commission on January 19, 2005
Registration No. 333-121239

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Medtronic, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	3845	41-0793183
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

710 Medtronic Parkway

Minneapolis, Minnesota 55432
(763) 514-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil Ayotte

Vice President and Senior Legal Counsel
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Melodie R. Rose, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 (612) 492-7000	Winthrop B. Conrad, Jr. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered	Per Unit or Share	Offering Price	Registration Fee

1.25% Contingent Convertible Debentures, Series B due 2021 (“New Debentures”)	$1,973,146,000(1)	100%(2)	$1,968,213,135(2)(3)	$231,658.69*

Common Stock, $0.10 par value and related Preferred Stock Purchase Right	15,000,000(4)	(4)	(4)	(4)

(1)	Represents the aggregate principal amount of the 1.25% Contingent Convertible Debentures due 2021 (the “Old Debentures”) issued by the registrant.

(2)	Exclusive of accrued interest and distributions, if any.

(3)	Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. These amounts reflect a reduction for an exchange fee of $2.50 for each $1,000 in principal amount of the New Debentures.

(4)	Includes a good faith estimate of 15,000,000 shares of common stock which may be issued upon conversion of the New Debentures registered hereby and the associated rights to purchase stock pursuant to a Rights Agreement, as referenced in the Registrant’s registration statement on Form 8-A dated November 3, 2000; the shares and rights are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events.

*	Previously paid.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     This Amendment No. 3 to the Registration Statement, Registration No. 333-121239, is being filed to amend Exhibit 5.1 to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

      Medtronic’s Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party’s actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic’s Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.

      Medtronic has established a Directors and Officers Indemnification Trust, a copy of which has been filed with the SEC.

Item 21.	Exhibits and Financial Statement Schedule

EXHIBIT INDEX

Exhibit No.		Description

4	.1*	Form of Indenture between the Company and Wells Fargo Bank, National Association, as Trustee, with respect to the 1.25% Contingent Convertible Debentures, Series B due 2021.
4	.2*	Indenture dated as of September 11, 2001 between the Company and Wells Fargo Bank, National Association, as Trustee, with respect to the 1.25% Contingent Convertible Debentures due 2021. Filed as Exhibit 4.2 to the Registrant’s Form 8-K/ A filed November 13, 2001.
4	.3*	Form of 1.25% Contingent Convertible Debentures, Series B due 2021 (contained in Exhibit 4.1).
4	.4*	Form of 1.25% Contingent Convertible Debentures due 2021 (contained in Exhibit 4.2).
5.1		Opinion of Fredrikson & Byron, P.A.
8	.1*	Tax Opinion of Sullivan & Cromwell LLP
12	.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Fredrikson & Byron P.A. (see Exhibit 5.1).
23	.3*	Consent of Sullivan & Cromwell LLP (see Exhibit 8.1)
24	.1*	Power of Attorney (included on the signature page).
25	.1*	Statement of Eligibility and Qualification of Trustee on Form T-1.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.3*	Form of Letter to Clients.
99	.4*	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner.
99	.5*	Form of Guidelines for Certification of Taxpayer Identification

*	Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference.

Item 22.	Undertakings

      a. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

      c. The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      d. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      e. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 19th day of January, 2005.

MEDTRONIC, INC.

By:	/s/ TERRANCE L. CARLSON

Name: Terrance L. Carlson

Title:	Senior Vice President,

General Counsel and Secretary

Dated: January 19, 2005

      Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 3 to the registration statement has been signed by the following persons in the capacities indicated on January 19, 2005.

Signature	Title

* Arthur D. Collins, Jr.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

* Robert L. Ryan	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Richard H. Anderson	Director

Michael R. Bonsignore	Director

* William R. Brody, M.D., Ph.D.	Director

* Antonio M. Gotto, Jr., M.D., D.Phil.	Director

* Shirley Ann Jackson, Ph.D.	Director

* Denise M. O’Leary	Director

Signature		Title

* Robert C. Pozen		Director

* Jean-Pierre Rosso		Director

* Jack W. Schuler		Director

* Gordon M. Sprenger		Director

By:	/s/ TERRANCE L. CARLSON Terrance L. Carlson Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

4	.1*	Form of Indenture between the Company and Wells Fargo Bank, National Association, as Trustee, with respect to the 1.25% Contingent Convertible Debentures, Series B due 2021.
4	.2*	Indenture dated September 11, 2001 between the Company and Wells Fargo Bank, National Association, as Trustee, with respect to the 1.25% Contingent Convertible Debentures due 2021. Filed as Exhibit 4.2 to the Registrant’s Form 8-K/ A filed November 13, 2001.
4	.3*	Form of 1.25% Contingent Convertible Debentures, Series B due 2021 (contained in Exhibit 4.1).
4	.4*	Form of 1.25% Contingent Convertible Debentures due 2021 (contained in Exhibit 4.2).
5.1		Opinion of Fredrikson & Byron, P.A.
8	.1*	Tax Opinion of Sullivan & Cromwell LLP.
12	.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Fredrikson & Byron, P.A. (see Exhibit 5.1).
23	.3*	Consent of Sullivan & Cromwell LLP (see Exhibit 8.1).
24	.1*	Power of Attorney (included on the signature page).
25	.1*	Statement of Eligibility and Qualification of Trustee on Form T-1.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.3*	Form of Letter to Clients.
99	.4*	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner.
99	.5*	Form of Guidelines for Certification of Taxpayer Identification.

*	Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference.